Exhibit 99.1

vTv Therapeutics Announces $15 Million of Class A Common Stock Financings

Proceeds Will Fund Start Up Activities for Current and Future Clinical Trials

HIGH POINT, NC—(BUSINESS WIRE)—March 18, 2019—vTv Therapeutics Inc. (Nasdaq:VTVT) (the “Company”) today announced that it has entered into a definitive agreement with certain institutional investors for the purchase and sale in a registered direct offering (the “Registered Direct Offering”) of 3,636,364 shares of the Company’s Class A common stock (the “Common Stock”) at a price of $1.65 per share for aggregate gross proceeds of approximately $6.0 million.  The offering is expected to close on or about March 20, 2019, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent.

The Company also entered into a letter agreement (the “Letter Agreement”) with MacAndrews & Forbes Group LLC (“M&F Group”), the Company’s largest shareholder, pursuant to which M&F Group has committed to purchase, at the Company’s option and exercisable on demand during a one-year period after the date of the Letter Agreement, up to 5,454,545 unregistered shares of Common Stock at a fixed price of $1.65 per share for aggregate proceeds of approximately $9.0 million assuming the Company elects to sell the entire amount. M&F Group may also exercise a right to purchase those shares on the same terms three times during the same one-year period.

“This financing allows us to initiate two important trials to study therapeutics for underserved populations, one for Type 1 diabetics who rely primarily on insulin and a second for diabetics with Alzheimer’s,” said Steve Holcombe, the chief executive officer of vTv Therapeutics. “We expect readouts from these trials in the first quarter of next year and fourth quarter of next year, respectively.”

The Company intends to use the net proceeds from the Registered Direct Offering and the Letter Agreement to fund start up activities for current and future clinical trials, in addition to ongoing business operations. The clinical trials include:

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A phase 2 and phase 3 clinical trial under a single protocol designed to investigate the safety and efficacy of azeliragon in patients with mild Alzheimer’s disease and type 2 diabetes as evidenced by elevated HbA1c.

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The part 2 confirmatory phase of the ongoing Simplici-T1 Study, a 12-week study to evaluate TTP399 as an add-on to insulin therapy for type 1 diabetics. This trial is being conducted in partnership with JDRF.

The Common Stock in the Registered Direct Offering is being offered and sold by the Company pursuant to a shelf registration statement on Form S-3 (Registration No. 333-223269) that was previously filed with the Securities and Exchange Commission (“SEC”) and declared effective on March 19, 2018. The Registered Direct Offering of shares of Common Stock will be made only by means of a prospectus supplement that forms a part of the registration statement. A prospectus supplement and the accompanying prospectus relating to the Registered Direct Offering will be filed with the SEC. Copies of the prospectus supplement and the accompanying prospectus relating to the Registered Direct Offering may be obtained, when available, from H.C. Wainwright & Co., LLC, 430 Park Avenue 3rd Floor, New York, NY 10022, or by calling (646) 975-6996 or by emailing placements@hcwco.com or at the SEC's website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About vTv Therapeutics

vTv Therapeutics Inc. is a clinical-stage biopharmaceutical company engaged in the discovery and development of orally administered small molecule drug candidates to fill significant unmet medical needs. vTv has a pipeline of clinical drug candidates led by programs for the treatment of Alzheimer’s disease and diabetes as well as treatment of inflammatory disorders.

Forward-Looking Statements

This release contains forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts contained in this release, including statements regarding the timing of our clinical trials, our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Important factors that could cause our results to vary from expectations include those described under the heading “Risk Factors” in our Annual Report on Form 10-K and our other filings with the SEC. These forward-looking statements reflect our views with respect to future events as of the date of this release and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this release and, except as required by law, we undertake no obligation to update or review publicly any forward-

looking statements, whether as a result of new information, future events or otherwise after the date of this release. We anticipate that subsequent events and developments will cause our views to change. Our forward-looking statements do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures or investments we may undertake. We qualify all of our forward-looking statements by these cautionary statements.

Contacts

Investors:
vTv Therapeutics Inc.
IR@vtvtherapeutics.com

or

Media:
Josh Vlasto, 212-572-5969
PR@vtvtherapeutics.com